ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100359914-74
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/24/2010 10:15 AM
	Entity Number E0666882006-8

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

SHIMMER GOLD, INC.

2. The articles are being ☐ Restated or ☒ Amended and Restated (check only one). Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ The entity name has been amended.

☒ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☒ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☒ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows (provide article numbers, if available):

SEE ATTACHED

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SHIMMER GOLD, INC.

CERTIFICATE TO ACCOMPANY RESTATED ARTICLES OR AMENDED AND RESTATED ARTICLES
(PURSUANT TO NRS)

1.	FIRST	Change Name to Absolute Life Solutions, Inc.
2.	SECOND	Change Name and Address of Registered Agent
3.	THIRD	Authorized Shares Have Been Amended; 10 For 1 Stock Split Authorized
4.	FOURTH	Directors Have Been Amended
5.	FIFTH	Purposes Have Been Amended
6.	NEW ARTICLE SIXTH	Additional Powers
7.	NEW ARTICLE SEVENTH	Meetings
8.	NEW ARTICLE EIGHTH	Amendments
9.	NEW ARTICLE NINTH	Indemnification and Limitation of Liability (Formerly Article 8 (in part) and Article 9)
10.	NEW ARTICLE TENTH	Acquisition of Controlling Interest - Interested Persons (Formerly Article 10)

SHIMMER GOLD, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

As amended as of May 21, 2010

FIRST

The name of this corporation is ABSOLUTE LIFE SOLUTIONS, INC.

SECOND

Its principal office in the State of Nevada is located at 4675 W. Teco Avenue, suite 240, Las Vegas, NV 89118. The name and address of its resident agent is Vcorp Services, LLC, at the above address.

THIRD

(a) The aggregate number of shares which the corporation shall have authority to issue is: (i) Five Hundred Million (500,000,000) shares of Common Stock, par value $0.00001 each (the "Common Stock"), and (ii) One Hundred Million (100,000,000) shares of preferred stock, par value $0.00001 each, which may be issued in one or more series at the discretion of the Board of Directors (the "Preferred Stock"). The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Revised Statues.

(b) Cumulative voting by any shareholder is denied.

(c) No shareholder shall, by reason of holding shares of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or

hereafter authorized, whether or not the issuance of any shares, notes, debentures or bonds would adversely affect the dividend or voting rights of the shareholder.

(d) Upon this Amended and Restated Articles of Incorporation becoming effective pursuant to the Revised Statutes of the State of Nevada (the "Effective Time"), each share of the Corporation's common stock, $0.001 par value per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into ten shares of common stock, $0.00001 par value per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by ten. The Corporation shall not be required to issue or deliver any fractional shares of New Common Stock.

FOURTH

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

There are three (3) members of the Board of Directors at the date of filing these Amended and Restated Articles of Incorporation and their names and postal addresses are:

NAME	POST OFFICE ADDRESS
Moshe Oratz	45 Broadway, 6th Floor, New York, NY 10006
Abraham Lowy	45 Broadway, 6th Floor, New York, NY 10006
Chaim Loeb	45 Broadway, 6th Floor, New York, NY 10006

The number of members of the Board of Directors shall not be less than one nor more than thirteen.

FIFTH

The purpose or purposes for which the corporation is organized:

To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

SIXTH

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the shareholders, to make, alter, amend or repeal the bylaws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

To authorize the guaranty by the corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities.

To set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of shareholders holding stock entitling them to exercise at least a majority of the voting power given at a shareholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

All the corporate powers of the corporation shall be exercised by the board of directors except as otherwise herein or in the bylaws or by law.

SEVENTH

Meeting of shareholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in

the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

EIGHTH

This corporation reserves the right to amend alter, change or repeal any provision contained in the Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Amended and Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

In the event the board of directors of the Corporation determines that is in the Corporation's best interest to amend these Amended and Restated Articles of Incorporation, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability and submit the matter to the shareholders entitled to vote thereon for the consideration thereof in accordance with the provisions of the NRS and these Amended and Restated Articles of Incorporation. In the resolution setting forth the proposed amendment, the board of directors may insert a provision allowing the board of directors to later abandon the amendment, without concurrence by the shareholders, after the amendment has received stockholder approval but before the amendment is filed with the Nevada Secretary of State.

NINTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this article by shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada fro time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of

indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the board of directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

TENTH

The Corporation elects not to be governed by the provisions of Chapters 78.378 to 78.3793, inclusive, of the NRS pertaining to acquisitions of controlling interest.

The Corporation elects not to be governed by the provisions of Chapters 78.411 to 78.444, inclusive, of the NRS pertaining to combinations with interested shareholders.

The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of this Amended and Restated Articles of Incorporation.

Dated: May 21, 2010

/s/Moshe Oratz
Moshe Oratz, President